Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2011 RESULTS

Rye Brook, NY – October 26, 2011 – Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•                  Net income was $14.1 million, or $0.17 per share.

•                  Revenues were $581.9 million.

•                  The Company was released from marketing and enrollment sanctions on August 5, 2011 and began accepting enrollment of Medicare Advantage beneficiaries on September 1, 2011.

Third Quarter 2011

Universal American’s reported net income was $14.1 million, or $0.17 per share which includes the following:

•                  $2.2 million, or $0.03 per share, from a non-recurring tax benefit;

•                  $0.3 million, or less than $0.01 per share, of after-tax net realized investment gains;

•                  Excluding the items above, $11.6 million, or $0.14 per share, of after-tax income for the third quarter of 2011.

Total revenues for the third quarter of 2011 were $581.9 million.

Nine Months Ended September 30, 2011

Universal American’s reported net loss for the nine months ended September 30, 2011 was $23.0 million, or $0.29 per share. The components of these results are:

•                  $41.9 million or $0.52 per share, of after-tax loss from discontinued operations (including transaction costs) related to our previously-owned Medicare Part D business that was sold on April 29, 2011;

•                  $3.0 million, or $0.04 per share, from a non-recurring tax benefit;

•                  $1.6 million, or $0.02 per share, of after-tax net realized investment gains;

•                  $5.6 million, or $0.07 per share, of non-recurring after-tax expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale;

•                  Excluding the items above, $19.9 million, or $0.24 per share, of after-tax income for the first nine months of 2011.

Total revenues from continuing operations for the first nine months of 2011 were approximately $1.8 billion.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “Now that we have been released from enrollment and marketing sanctions, we are focused on regaining our momentum in our Medicare Advantage business and exploring the many opportunities to use our risk and medical management expertise in complementary businesses.  As we enter the 2012 Annual Enrollment Period, we are pleased with our pricing and believe that we are offering competitive and innovative products to seniors and other individuals eligible for Medicare.  Our year-to-date financial results in Medicare Advantage give us confidence in the risk management principles we used in our bids for our 2012 products.  We recognize that our administrative costs must be lower, and we are implementing expense reduction initiatives required to have a more favorable cost structure in 2012.”

Medicare Advantage

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$507.6	$800.6	$1,529.6	$2,381.9

Operating Income	$21.4	$36.9	$48.2	$136.1

The decline in operating income for the third quarter of 2011 as compared to the third quarter 2010 was attributable to lower membership and an increase in the administrative expense ratio in part driven by costs to address the issues raised by the CMS sanctions.

Medicare Advantage membership declined to approximately 164,000 at the end of the third quarter 2011 due to the Company’s exit from certain markets as a result of new network requirements contained in the MIPPA legislation, lapsation and the limited ability to add new members during the 2011 Annual Enrollment Period as a result of the CMS enrollment and marketing sanctions which, as noted, were lifted on August 5, 2011.

In the third quarter of 2011, our reported Medicare Advantage MBR was 81.6% as compared to 84.7% in the same period in 2010.  Our Medicare Advantage MBR for the third quarter of 2011 included positive prior period items largely coming from additional revenue payments of $20.6 million, pre-tax, compared to positive prior period items of $3.9 million, pre-tax, in the third quarter of 2010. Excluding these prior period items, the MBR was 84.9% for the third quarter of 2011.

The administrative expense ratio in the third quarter of 2011 was 15.3% compared to 11.3% in the third quarter of 2010 with the increase largely due to the reduction in premium revenue and increased administrative expenses to address the issues raised by the CMS sanctions amounting to approximately $4.5 million. We have developed a plan to reduce administrative expenses in our Medicare Advantage segment and rationalize our costs based on the reduction in membership.

For the first nine months of 2011, operating income also declined due to lower membership and increased administrative expenses in part driven by costs to address the issues raised by the CMS sanctions.

In the first nine months of 2011, our reported Medicare Advantage MBR was 83.1% as compared to 83.3% for the same period in 2010. Our Medicare Advantage MBR for the first nine months of 2011 included positive prior period items largely coming from additional revenue payments of $16.3 million, pre-tax, compared to positive prior period items of $34.0 million, pre-tax, in the same period of 2010. Excluding these prior period items, the MBR was 83.9% for the first nine months of 2011.

The administrative expense ratio in the first nine months of 2011 was 14.9% compared to 11.6% in the first nine months of 2010, largely due to the reduction in premium revenue and additional administrative costs to address the issues raised by the CMS sanctions amounting to approximately $10 million for the year.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2011	2010	2011	2010

Revenue	$69.9	$75.3	$213.2	$232.9

Operating Income	$6.7	$3.5	$8.6	$1.7

Our Traditional Insurance segment operating income for the third quarter of 2011 and year-to-date periods increased year-over-year due to increased net investment income and lower administrative expenses with revenue declining in the same periods due to the continued run-off of our legacy insurance products.

Investment Portfolio

Universal American’s $1.4 billion portfolio of cash and invested assets, as of September 30, 2011, has the following characteristics:

•      Approximately $271.2 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•      The average credit quality of the longer term fixed-income portfolio is AA-

•      Less than 1% of the portfolio is non-investment grade

A complete listing of our fixed income investment portfolio as of September 30, 2011 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total cash and investments were $1.4 billion and total assets were $2.4 billion as of September 30, 2011.  Total policyholder liabilities were $1.0 billion and total liabilities were $1.4 billion. Stockholders’ equity was $1.0 billion and book value per share was $12.35 per common share.  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangible assets and deferred acquisition costs) was $9.83 at September 30, 2011.

As of September 30, 2011, the Company had unregulated cash of $56 million, $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5% and no debt.  The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s mandatorily redeemable preferred stock as debt was 3.9%. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Thursday, October 27, 2011, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 3rd Quarter 2011 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 3rd Quarter 2011 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people with Medicare. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of our members. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans during the 2011 annual enrollment period had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted health care legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; competition in the insurance and healthcare industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; our reserves may not be adequate; our ability to improve our CMS star ratings; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to sell Medicare products; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect our profitability; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; substantially all our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we derive a substantial portion of our Medicare Advantage revenues and profits from Medicare Advantage HMO operations in Texas, and legislative actions, economic conditions or other factors that adversely affect those operations could materially reduce our revenues and profits; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; we may be unable to access  sources of financing should we require external financing; the historical consolidated financial information of old Universal American is not necessarily representative of our future financial position, future results of operations or future cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2011	2010	2011	2010

Net premiums and policyholder fees	$565.5	$865.2	$1,704.8	$2,582.3
Net investment income	11.5	9.9	36.5	30.1
Other income	4.5	1.4	10.0	7.1
Realized gains	0.4	7.1	2.4	6.9
Total revenues	581.9	883.6	1,753.7	2,626.4

Policyholder benefits	456.3	723.8	1,405.2	2,135.2
Change in deferred acquisition costs	0.1	0.4	2.2	3.5
Amortization of present value of future profits	1.0	1.8	3.3	5.5
Commissions and general expenses, net of allowances	104.1	116.4	315.9	352.7
Total benefits and expenses	561.5	842.4	1,726.6	2,496.9

Income from continuing operations before income taxes	20.4	41.2	27.1	129.5

Provision for income taxes (1)	(6.3)	(7.5)	(8.2)	(35.6)

Net income from continuing operations	14.1	33.7	18.9	93.9

Income (loss) from discontinued operations, net of tax	—	27.0	(41.9)	(10.7)

Net income (loss)	$14.1	$60.7	$(23.0)	$83.2

Per Share Data (Diluted)
Continuing operations	$0.17	$0.43	$0.23	$1.20
Discontinued operations	—	0.34	(0.52)	(0.14)
Net income (loss)	$0.17	$0.77	$(0.29)	$1.06

Weighted Average Shares Outstanding	80.8	78.8	80.5	78.5

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income before Taxes by Segment	2011	2010	2011	2010

Medicare Advantage	$21.4	$36.9	$48.2	$136.1
Traditional Insurance	6.7	3.5	8.6	1.7
Corporate & Other	(8.1)	(6.3)	(32.1)	(15.2)
Realized Gains	0.4	7.1	2.4	6.9

Income from continuing operations before taxes	$20.4	$41.2	$27.1	$129.5

BALANCE SHEET DATA	September 30, 2011
Total cash and investments	$1,444.5
Total assets	$2,379.3
Total policyholder related liabilities	$976.2
Total reinsurance recoverable (ceded policyholder liabilities)	$499.7
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$1,006.0
Book value per common share	$12.35
Diluted common shares outstanding at balance sheet date	81.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$993.2
Diluted book value per common share (excluding AOCI) * (2)	$12.19
Tangible book value per common share * (3)	$9.83
Debt to total capital ratio (excluding AOCI) * (4)	3.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Adjusted net income (5)	$11.6	$21.3	$19.9	$77.8
Per share (diluted) — Adjusted net income	$0.14	$0.27	$0.24	$0.99

*      Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)   The effective tax rate was 30.9% for the third quarter of 2011, and 18.2% for the third quarter of 2010. For the nine months ended September 30, 2011, the effective tax rate was 30.3%, compared with 27.5% for the same period of 2010. The effective rates include non-recurring tax benefits of $2.2 million and $7.8 million for the quarters ended September 30, 2011 and 2010 and $3.0 million and $11.6 million for the nine months then ended, respectively. The higher effective rates in 2011 were also driven by revenue-based state taxes on lines of business where revenues were relatively constant year-over-year, while 2011 pre-tax earnigs were lower.  Excluding the non-recurring tax benefits and the revenue-based state taxes, our effective tax rate was 38.5% and 35.5% for the three months ended September 30, 2011 and 2010 and 34.4% and 34.9% for the nine months then ended, respectively.

(2)   Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)   Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)   The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)   Adjusted net income is calculated as net income excluding after-tax realized gains and losses, non-recurring tax benefits, Part D Transaction-related stock-based compensation expenses and discontinued operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share, excluding the non-recurring tax benefit and realized gains and losses on investments because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2011
Total stockholders’ equity	$1,006.0
Plus: Accumulated other comprehensive (income) loss	(12.8)

Total stockholders’ equity (excluding AOCI)	$993.2

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	September 30, 2011
Total stockholders’ equity	$1,006.0
Proceeds from assumed exercises of vested options	—
$1,006.0
Diluted common shares outstanding	81.5

Diluted book value per common share	$12.35
Total stockholders’ equity (excluding AOCI)	$993.2
Proceeds from assumed exercises of vested options	—
$993.2
Diluted common shares outstanding	81.5

Diluted book value per common share (excluding AOCI)	$12.19

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Tangible Book Value per Common Share	September 30, 2011
Total stockholders’ equity (excluding AOCI)	$993.2
Less: intangible assets (1)	(192.3)
Proceeds from assumed exercises of vested options	—
$800.9
Diluted common shares outstanding	81.5

Tangible book value per common share	$9.83

(1)          Intangible assets includes goodwill ($77.5 million), deferred acquisition costs, net of taxes ($92.6 million) and amortizing intangible assets, net of taxes ($22.2 million).

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Debt to Total Capital Ratio	September 30, 2011
Mandatorily Redeemable Preferred Shares	$40.0
Total outstanding debt	$40.0

Total stockholders’ equity	$1,006.0
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,046.0

Debt to total capital ratio	3.8%

Total stockholders’ equity (excluding AOCI)	$993.2
Mandatorily Redeemable Preferred Shares	40.0
Total capital	$1,033.2

Debt to total capital ratio (excluding AOCI)	3.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income (loss)	$14.1	$60.7	$(23.0)	$83.2
Net realized gains, after-tax	(0.3)	(4.6)	(1.6)	(4.5)
Non-recurring tax benefit	(2.2)	(7.8)	(3.0)	(11.6)
Part D Transaction-related stock-based comp., net of tax	—	—	5.6	—
Discontinued operations, after-tax	—	(27.0)	41.9	10.7
Adjusted net income	$11.6	$21.3	$19.9	$77.8

Per share (diluted)
Net income (loss)	$0.17	$0.77	$(0.29)	$1.06
Net realized gains, after-tax	—	(0.06)	(0.02)	(0.06)
Non-recurring tax benefit	(0.03)	(0.10)	(0.04)	(0.15)
Part D Transaction-related stock-based comp., net of tax	—	—	0.07	—
Discontinued operations, after-tax	—	(0.34)	0.52	0.14
Adjusted net income	$0.14	$0.27	$0.24	$0.99

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609